CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 26, 2006, relating to the financial statements and financial highlights which appear in the March 31, 2006 Annual Reports to Shareholders of Columbia World Equity Fund (formerly Columbia Global Equity Fund), Columbia Income Fund, Columbia Intermediate Bond Fund and Columbia U.S. Treasury Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 28, 2006